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                                                                EXHIBIT 3(e)

             UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND

                             SECOND AMENDMENT TO
                       AGREEMENT OF LIMITED PARTNERSHIP


        Agreement dated as of the 7th day of February, 1997, by and among Uniprop Manufactured Housing Communities Income Fund, a Michigan limited partnership (the "Partnership"), P.I. Associates, the General Partner of the Partnership (the "General Partner"), and those persons identified on Schedule 1 attached hereto as Limited Partners.

        WHEREAS, the General Partner formed the Partnership by filing a Certificate of Limited Partnership with the Secretary of State of Michigan on May 16, 1985 and by entering into an Agreement of Limited Partnership dated as of May 16, 1985, as amended by the First Amendment to the Uniprop Manufactured Housing Communities Income Fund Agreement of Limited Partnership dated May 16, 1985, executed as of March 4, 1986 (the "Agreement"), and wishes to continue the Partnership under this Second Amendment to Agreement of Limited Partnership and the provisions of the Michigan Revised Uniform Limited Partnership Act;

        WHEREAS, the General Partner wishes to amend the Agreement in anticipation of causing the Partnership to enter into a Financing;

        WHEREAS, the General Partner wishes to amend the Agreement to permit the Partnership to undertake the Financing notwithstanding that it may reduce the Net Cash from Operations distributed to the Limited Partners in the year in which the Financing occurs below $3,000,000;

        WHEREAS, the General Partner wishes to amend the Agreement to authorize the Partnership to pay to the General Partner, on an ongoing basis, a Partnership management distribution;

        WHEREAS, the General Partner wishes to amend the Agreement to authorize the Partnership to pay a fee out of the net proceeds to the Financing to an affiliate of the General Partner for its services in arranging the Financing; and

        WHEREAS, the General Partner may, pursuant to Section 17.b of the Agreement, amend the Agreement with the consent of Limited Partners holding more than 50% of the then-outstanding Units;

        NOW THEREFORE, the parties hereto agree as follows:

        1.      The definition of the term "Gain From Sale" in Section 1 of the
                Agreement is hereby amended and restated as follows:
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               "Gain From Sale" means any net income or gain of the
               Partnership for Federal income tax purposes resulting from a Capital Transaction, determined without regard to allocations required by Section 10.a.(v) or 10.a.(vii).

       2. The definition of the term "Loss From Sale" in Section 1 of the Agreement is hereby amended and restated as follows:

               "Loss From Sale" means any net loss of the Partnership for Federal income tax purposes resulting from a Capital Transaction, determined without regard to allocations required by Section 10.a.(v) or 10.a.(vii).

       3. The definition of the terms "Net Income" and "Net Loss" in Section 1 of the Agreement is hereby amended and restated as follows:

               "Net Income" or "Net Loss" means the net income or net loss, determined without regard to depreciation (including cost recovery allowances), allocations required by Section 10.a.(v) or 10.a.(vii), Gain From Sale or Loss From Sale, for each taxable year as determined for Federal income tax purposes.

       4.      The definition of the term "Partnership Management
               Distribution" is hereby added to Section 1 of the Agreement to read as follows:

               "Partnership Management Distribution" means the distribution described in Section 12.f.(vii).

        5.     The definition of the term "Regulations" is hereby added to
               Section 1 of the Agreement to read as follows:

               "Regulations" means the income tax regulations promulgated under the Code and any successor provisions.

        6. Section 10.a.(v) of the Agreement is hereby amended and restated as follows:

               (v) Notwithstanding anything to the contrary in this Section
                   10, other than Section 10.a.(vii), any income from depreciation recapture under Section 1245 or 1250 of the Code attributable to depreciation (including cost recovery allowances) as of the date of this Amendment shall be allocated to the Class A Limited Partners and General Partner in proportion to and in the amount of any deductions giving rise to such recapture, provided, however, that to the extent a Partner has received a distribution from the proceeds of a nonrecourse liability under Section 10.b.(iv) hereof that would otherwise be charged back under Section 10.a.(vii)(d), such recapture income shall be treated as if it were also a minimum gain chargeback allocation under
                   Section 10.a.(vii)(d) hereof.

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        7.      Section 10.a.(vii) is hereby amended and restated to read as follows:

                (vii) Notwithstanding anything to the contrary in the
                      Agreement:

                      (a)   The Partnership shall not allocate
                            Net Loss to the Partners to the extent such allocation would violate the alternate test for economic effect under Section 1.704-1(b)(2)(ii)(d) of the Regulations;

                      (b) The Partnership shall make all qualified income offset allocations required by Section 1.704-1(b)(2)(ii)(d) of the Regulations;

                      (c) The Partnership shall make all nonrecourse deduction allocations (as defined in Regulations
                            Section 1.704-2(c)),20% to the General Partner and 80% to the Limited Partners in proportion to the Units held by each Limited Partner;

                      (d) The Partnership shall make the minimum gain chargeback allocations required by Regulations
                            Section 1.704-2(f)(1); provided, however, that to the extent such allocation is caused by a repayment of all or a portion of a nonrecourse financing of the Partnership and would reduce the negative Capital Account of a Partner below the negative Capital Account of the Partner as of the end of the Partnership taxable year in which the distribution of such nonrecourse financing occurs, such allocation shall be treated as if it were also recapture income allocated under Section 10.a.(v) hereof;

                      (e) The Partnership shall take the allocations required by this Section 10.a.(vii) (other than Section 10.a.(vii)(g)) into account when making future allocations so that the net amount of such allocations to a Partner shall be equal to the net amount that would have been allocated to such Partner if the allocations pursuant to this Section 10.a.(vii) (other than Section 10.a.(vii)(g)) had not occurred; and

                      (f) The Partnership shall otherwise comply with Regulations Section 1.704-1(b) and -2.

                      (g) Notwithstanding anything to the contrary in this Agreement, any payment of the Partnership Management Distribution shall be treated as an additional distribution to the General Partner in excess of the aggregate distributions to which the General Partner would otherwise have been entitled under Section 10.b. hereof if the Partnership Management Distribution were not made to it, and, after giving effect to all of the special allocations under this Section 10.a.(vii) (except
                            Section 10.a.(vii)(e) and this Section
                            10.a.(vii)(g)), income shall first be allocated to the General Partner and then gain shall be specially

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                       allocated to the General Partner until the cumulative
                       income and gain allocated to the General Partner pursuant to this Section 10.a.(vii)(g) for the current and all prior fiscal years of the Partnership equals the cumulative Partnership Management Distribution paid to the General Partner for the current and all prior fiscal years of the Partnership. In the event that such Partnership Management Distribution or Incentive Management Interest or any other distribution is recharacterized as a payment under Code Section 707(a) or a guaranteed payment under Code Section 707(c), any income, gain, loss or deduction realized as a direct or indirect result of the recharacterization of the distribution as such a payment or guaranteed payment for tax purposes shall be allocated among the Partners so that (after effecting appropriate adjustments to the Capital Accounts of the Partners to reflect the tax treatment of the recharacterization) the aggregate amount (including any distributions recharacterized as payments for tax purposes and any amounts received upon liquidation of the Partnership) that each Partner is entitled to receive from the Partnership over the life thereof (and each accounting period thereof) is equal to the aggregate amount that each such Partner would have been entitled to receive had the recharacterization not occurred. In addition to the extent possible without contravening the previous sentence, such income, gain, loss or deduction shall be allocated in a manner that puts each Partner, as soon as possible, in the same after-tax position as they would have been in had the recharacterization not occurred.

        8. Section 10.a.(viii) is hereby added to the Agreement to read as follows:

                (viii) Solely for purposes of determining a Partner's
                       proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits are as follows: 20% to the General Partner and 80% to the Limited Partners in proportion to the number of Units held by each Limited Partner.

        9. Section 10.b.(iv) is hereby added to the Agreement to read as follows:

                (iv) To the extent permitted by Regulations Section 1.704-2(h)(3), the General Partner shall endeavor to treat distributions of the Sale or Financing Proceeds attributable to any financing or indebtedness of the Partnership as having been made from the proceeds of a nonrecourse liability (as such term is defined in Regulations Section 1.704-2(b)(3)) only to the extent that such distributions would cause or increase a deficit in the Capital Account of any Partner that exceeds the amount such Partner is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Partnership taxable year in which the distribution occurs.

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        10.     Section 12.d (xvii) of the Agreement is hereby removed.

        11. Section 12.f (vii) and (viii) are hereby added to the Agreement to read as follows:

               (vii) Agree to pay to the General Partner a quarterly Partnership Management Distribution equal to one-fourth of 1% of the most recent appraised value of the properties held by the Partnership, payable in arrears 45 days after the end of each fiscal quarter. The Partnership Management Distribution shall commence on the date of the closing of a Financing which results in a complete return to the Limited Partners of their Adjusted Capital Contributions (a "Major Financing") and shall be pro rated for the balance of the quarter in which such a Major Financing occurs. In the event of termination of the Partnership other than at the end of a quarter, the Partnership Management Distribution shall be pro rated for the partial quarter and paid on the date of termination.

                       The General Partner will calculate Net Cash From Operations with respect to each fiscal quarter by applying the definition of Net Cash From Operations in
                       Section 1 as if "taxable quarter" were substituted for "taxable year." The Partnership Management Distribution will be payable only if and to the extent that there is sufficient Net Cash From Operations in the quarter with respect to which the Partnership Management Distribution is proposed to be paid and only if and to the extent that the Partnership has sufficient cash to pay the Partnership Management Distribution at the time it is due and any portion of the Partnership Management Distribution that cannot be paid as a result of the limitations in this sentence will not be payable at any future time.

               (viii) Agree to pay to an Affiliate of the General Partner a finance fee equal to 1% of the amount of any Major Financing. The finance fee shall be payable in full at the closing of such a Major Financing.

          12. Except as otherwise provided herein, the parties hereto confirm the Agreement in its entirety.


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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Second Amendment to Agreement of Limited Partnership as of the date first specified above.

GENERAL PARTNER

P.I. ASSOCIATES LIMITED PARTNERSHIP



By: /s/ Paul M. Zlotoff,
   --------------------------------
   Paul M. Zlotoff, General Partner

LIMITED PARTNERS

Each of the Limited Partners named in Schedule 1 hereto,

By: P.I. ASSOCIATES LIMITED PARTNERSHIP, their attorney-in-fact



By: /s/ Paul M. Zlotoff
   --------------------------------
   Paul M. Zlotoff, General Partner

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